Exhibit 99.1

American Wagering Announces

4th Quarter, Annual and Other Recent Developments

LAS VEGAS, February 9, 2006 / PRNewswire – American Wagering, Inc. (OTC Bulletin Board: BETM) (the “Company”) today announced key developments for its fourth fiscal quarter and fiscal year which ended January 31, 2006, as well as certain developments after year-end.

•	Leroy’s Horse & Sports Place, Inc. (“Leroy’s”) sports handle (the total amount wagered) for the year ended January 31, 2006 increased 10.0% from the year ended January 31, 2005 while sports win increased 7.1%. We attribute the increase in sports handle and win to normal fluctuations in betting patterns. The following table indicates the increase/decrease, by sporting category, from the last fiscal year to the current fiscal year.

	HANDLE	WIN
Football	+10.7%	-0.5%
Baseball	+15.5%	+25.2%
Basketball	+3.1%	+36.4%
Hockey(1)	-2.5%	+80.8%
Boxing(2)	+47.3%	+14.9%
Miscellaneous(3)	+91.6%	+20.9%
Parlay Cards	+14.9%	-56.3%

(1)	Due to the cancellation of the 2004-05 season, hockey figures are not comparable.

(2)	Boxing is seasonal in nature; handle is dependent upon the number and quality of fights offered during the quarter.

(3)	Miscellaneous includes auto racing, golf and other events.

•	Leroy’s race handle for the year ended January 31, 2006 increased 39.2% from the year ended January 31, 2005 while race win increased 44.2%. We attribute the increase in race handle and win to the additional locations that we opened early in 2005.

•	Leroy’s combined handle (both race and sports) for the year ended January 31, 2006 increased 10.8% from the year ended January 31, 2005 while combined win increased 10.3%. As a result, Leroy’s combined handle for the current fiscal year is the highest handle realized by Leroy’s in the past ten years while the combined win is the third highest in the same ten year period.

•	While the increase in combined handle exceeded our internal projections, the increase in combined win was slightly less than our internal projections. We attribute this to poor results from professional football wagering during November and December that caused a decrease of 18.4% in pro football win (from the prior year) and a decrease of 56.3% in parlay card win (from the prior year). The combined win figure was stabilized and bolstered by better than internally projected results in college football wagering, college basketball wagering and hockey wagering.

•	Enrollment in the Leroy’s player club (started in May of 2005) increased 17.9% during the fourth quarter as compared to our third quarter. At January 31, 2006, the player club had in excess of 3,300 members and we expect it to increase further over the next several quarters. The player club is designed to reward players for their continued play at Leroy’s locations.

•	Leroy’s completed the process of upgrading all of its point-of-sale terminals in order to take advantage of the latest technologies available. In addition, Leroy’s completed upgrading its server to the newer 64-bit hardware platform offered by Computerized Bookmaking Systems, Inc. (“CBS,” a subsidiary of the Company).

•	CBS continued converting its customers from the VAX hardware platform to the newer 64-bit hardware platform. During the quarter, the HP Integrity system was installed at the MGM/Mirage properties in Las Vegas, Nevada. In addition, CBS contracted to install the HP Integrity system at Harrah’s Casinos (February installation), the Primm Properties (February/March installation) and Station Casinos (March installation). Over the next several quarters, the Company expects the research and development expended on building the 64-bit system to bear fruit as each conversion is expected to result in immediate sales for CBS as well as increased monthly maintenance fees over the long-term.

•	CBS contracted with Station Casinos to upgrade their point-of-sale terminals to the newer T-3 wagering terminal. In January, CBS completed the upgrades at Texas Station (race line only) and Wildfire. The remaining properties are scheduled for completion during February and March.

•	CBS installed T-3 wagering terminals at the newly-opened Southcoast Hotel & Casino, the most recent member of the Coast Casino family.

•	CBS oversaw the operation of the NTRA pari-mutuel contest at Bally’s Hotel & Casino and the Coast World Series Handicapping Contest.

The following significant events occurred subsequent to the end of the fourth quarter (January 31, 2006):

•	At their regularly scheduled meeting on February 8, 2006, the State Gaming Control Board recommended approval, subject to execution of loan documents, of the acquisition of Sturgeon’s Inn & Casino in Lovelock, Nevada (“Sturgeon’s”) by our subsidiary AWI Gaming, Inc. (“AWIG”). The acquisition, however, cannot be completed until satisfaction of the condition and final approval from the Nevada Gaming Commission (“NGC”); the acquisition is on the agenda for the NGC’s regular meeting on February 23, 2006. Contingent upon final approval from the NGC, the Company anticipates closing the acquisition and beginning operations at Sturgeon’s on March 1, 2006.

•	Wagering on the 2006 professional football championship game increased 8.8% from the prior year, resulting in our fourth highest handle over the prior fifteen year period. In addition, our win percentage over the past fifteen years averaged 9.7% while ranging from a low of -4.0% in 1999 to a high of +19.7% in 2001. Our win of 10.6% for the current year exceeded our average but is less than the 16.0% win recorded for the 2005 professional football championship game.

Victor Salerno, the Company’s CEO and President, said, “The record handle and modest increase in win from the Leroy’s operation, combined with the continued deployment of the 64-bit HP Integrity hardware platform and T-3 wagering terminals by the CBS operation, provide a testament to the strength of the American Wagering brands and the revenue growth potential they provide. Both Leroy’s and CBS performed very well over the past year on continued solid consumer demand, our strong product offerings, and our effective marketing.”

Salerno continued, “We are pleased to get a positive recommendation from the Gaming Control Board regarding the acquisition of Sturgeon’s Inn & Casino and eagerly await closing the acquisition as we expect the Sturgeon’s operation to be immediately accretive to our bottom line and to further solidify our growth potential and expand our portfolio of customer experiences. The impact of our achievements has translated into a stronger company with continued increases in profitability from our well-diversified revenue base. Our management team remains dedicated to our long-term operating strategies and we are optimistic about meeting our goals of strengthening and diversifying cash flows, growing the Company and increasing shareholder value in the long term. We are optimistic about additional success in the coming year.”

ABOUT AMERICAN WAGERING, INC.:

American Wagering, Inc. is a publicly-traded company that primarily operates through wholly-owned subsidiaries including Leroy’s Horse & Sports Place, Inc. (“Leroy’s”), Computerized Bookmaking Systems, Inc. (“CBS”), AWI Manufacturing, Inc. (“AWIM”), and AWI Gaming, Inc. (“AWIG”). Leroy’s owns and operates over 60 race/sports book outlets in the state of Nevada, CBS is the dominant supplier of sports wagering hardware/software to the Nevada gaming industry, and AWIM is a Nevada Gaming Commission-licensed manufacturer/distributor and supplier of race/sports self-service wagering kiosks. AWIG is a recently-formed subsidiary with the goal of becoming a market leader in operating smaller hotel/casino properties.

WHERE THE READER CAN FIND MORE INFORMATION:

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (“Exchange Act”) and, accordingly, files its annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). Materials filed with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. In addition, as an electronic filer, the Company’s SEC filings are maintained on the SEC’s Internet web site that contains reports, proxy and information statements, and other information; the address of that web site is http://www.sec.gov.

FORWARD-LOOKING STATEMENTS:

In this release we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate” or “optimistic” and similar words and include all discussions about our ongoing or future plans, objectives or expectations. We do not guarantee that any of the transactions or events described in this release will happen or that any positive trends suggested or referred to in this release will continue. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we might not achieve them or we may modify them from time to time. You should read this release thoroughly and with the understanding that actual future results may be materially different from what we expect. We do not plan to update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

Specific factors that might cause our actual results to differ from our plans, objectives or expectations, might cause us to modify them, or might affect our ability to achieve them include, but are not limited to: increased competition in the race and sports wagering business; our ability to develop and refine products and technologies in a timely manner, and the market’s acceptance of them; our ability to carry out our plans to grow the Company through the acquisition and operation of hotel/casino properties; the possibility that the United States Court of Appeals for the Ninth Circuit will overturn the favorable ruling by the United States Bankruptcy Appellate Panel of the Ninth Circuit in the Racusin case; the availability and adequacy of our cash flow to meet our requirements; our ability to control our operating expenses; our ability to secure external sources of financing on acceptable terms; the possibility that conditions to financing commitments will not be satisfied; changes or developments in laws, regulations or taxes affecting the race and sports wagering business; economic, demographic, business and other conditions in our local and regional markets; actions taken or not taken by third parties, such as our customers, competitors and vendors, as well as legislative, regulatory, judicial and other governmental authorities; a decline in the public acceptance of wagering; changes in our personnel or their compensation, including those resulting from changes in minimum wage requirements; our ability to continue to meet the reserve requirements of the Nevada Gaming Commission; our failure to obtain, delays in obtaining, or loss of, any licenses, permits or approvals, including the approvals required for the acquisition of Sturgeon’s Inn & Casino, or the limitation, conditioning, suspension or revocation of any such licenses, permits or approvals, or our failure to obtain an unconditional renewal of any of our licenses, permits or approvals on a timely basis; other adverse conditions, such as economic downturns, changes in general customer confidence or spending, increased transportation costs or travel concerns that may adversely affect the economy in general or the Nevada gaming industry in particular; the consequences of the war in Iraq and other military conflicts in the Middle East, concerns about homeland security and any future security alerts or terrorist attacks such as the attacks that occurred on September 11, 2001; and other risk factors discussed elsewhere in this release or in our SEC reports.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this release might not occur.

Contact:	Tim Lockinger, CFO
702-735-0101, ext. 412